Ouster, Inc.
July 25, 2017
Darien Spencer
[***]
By email
Dear Darien Spencer:
Ouster, Inc., (the “Company”), is pleased to offer you employment with the Company on the terms described below.
1.Position. You will start in a full-time position as Vice President of Operations and you will initially report to the Company’s Chief Executive Officer. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.
2.Base Salary. You will be paid a starting salary at the rate of $120,000 per year, which will be paid in accordance with the Company’s standard payroll policies and subject to applicable withholdings and other required deductions. The salary will increase to $265,000 upon closing a Series A financing round of greater than or equal to $10 million.
3.Equity. The Company’s Board of Directors (the “Board”) will grant you an early exercisable option to purchase 135,000 shares of the Company’s Common Stock as of the date hereof (the “Equity”). 12/48ths of the Equity will vest on the 1 year anniversary of your start with the Company and l/48th of the Equity will vest on each monthly anniversary thereafter, subject to your continuous service with the Company through each vesting date; upon a change of control or sale of the Company, in the event that you are terminated without cause in connection with such change of control or sale of the Company 100% of the then-unvested Equity will vest immediately. The purchase or exercise price per share of the Equity will be equal to the fair market value per share of the Company’s Common Stock on the date the Equity is granted, as determined by the Board in good faith. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax consequences associated with accepting the Equity. The Equity will be subject to the terms and conditions set forth in the Company’s equity incentive plan (the “Plan”) and the Company’s standard forms of agreements under the Plan. The Company reserves the right to award the Equity as a stock option or as a stock purchase right.
4.Employee Benefits. As a regular employee of the Company, you will be eligible to participate in the employee benefit plans, if any, currently and hereafter maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the terms and conditions of the plan in question, including any eligibility requirements set forth therein, and the determination of any person or committee administering the plan. You should note that the Company may modify job titles and salaries and modify or terminate benefits from time to time as it deems necessary or appropriate.
5.Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement.

OHSUSA: 758936721.1
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6.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or notice. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.
7.Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
8.Withholding and Required Deductions. All forms of compensation referred to in this letter are subject to all withholding and any other deductions required by applicable law.
9.Entire Agreement and Governing Law. This letter supersedes and replaces any prior or contemporaneous understandings or agreements, whether oral, written or implied between you and the Company regarding the matters described in this letter. This letter will be interpreted in accordance with the laws of the State of California without giving effect to provisions governing the choice of law.
10.Counterparts. This letter may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution of a facsimile or scanned image will have the same force and effect as execution of an original, and a facsimile signature or scanned image will be deemed an original and valid signature.
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OHSUSA: 758936721.1
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If you wish to accept this offer, please sign and date the enclosed duplicate original of this letter and the enclosed Confidential Information and Invention Assignment Agreement and return them to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. In addition, the Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any. This offer, if not accepted, will expire at the close of business on July 27, 2017.
We look forward to your favorable reply and to working with you at Ouster.
Very truly yours,
OUSTER, INC.
/s/ Angus Pacala
Angus Pacala, Chief Executive Officer
ACCEPTED AND AGREED:
/s/ Darien Spencer
(Signature)
07/26/17
Date

OHSUSA: 758936721.1
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